SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): December 10, 1997



                         STYLING TECHNOLOGY CORPORATION
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             (Exact name of registrant as specified in its charter)



         DELAWARE                      0-21703                   75-2665378
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    (State or other              (Commission File No.)     (IRS Employer ID No.)
jurisdiction of incorporation)


          2390 East Camelback Road, Suite 435, Phoenix, Arizona, 85016
          ------------------------------------------------------------
               (Address of principal executive office) (Zip Code)


       Registrant's telephone number, including area code: (602) 955-3353
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                         STYLING TECHNOLOGY CORPORATION

                                CURRENT REPORT ON

                                    FORM 8-K

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

ACQUISITION OF ONE TOUCH AND CLEAN AND EASY PRODUCT LINES

        On December 10, 1997, Styling Technology Corporation (the "Company") acquired certain assets and assumed certain liabilities of Inverness Corporation, a New Jersey corporation, and Inverness UK Limited, a private company limited by shares and registered in England and Wales (together "Inverness"), pursuant to an Asset Purchase Agreement (the "Purchase Agreement") dated October 31, 1997 among the Company and Inverness. Inverness produces professional and consumer hair removal appliances, depilatories, and other products under the "One Touch" and "Clean and Easy" brand names. The purchase price consists of (i) $16.5 million in cash; and (ii) an additional $3.5 million in cash held in escrow pending release contingent upon the successful transition of the manufacture of certain hair removal appliances to offshore manufacturing. The acquisition will be accounted for under the purchase method of accounting.

FINANCING TRANSACTION

        In connection with the acquisition of the assets of Inverness, the Company entered into a $75 million credit facility (the "Credit Facility") with Credit Agricole Indosuez. The Credit Facility consists of four separate components: (i) a $25 million A Term Loan maturing on December 31, 2002, (ii) a $25 million B Term Loan maturing on December 31, 2004, (iii) a $12.5 million acquisition facility, and (iv) a $12.5 million revolving line of credit maturing on December 31, 2002.

        The Company may utilize the acquisition facility in connection with funding future acquisitions of similar businesses or product lines. Upon such financing, the amount utilized will convert proportionately into the A Term and B Term Loans based on the remaining outstanding principal amounts of the A Term and B Term Loans.

        The Company, at its option, may elect to have the loans bear interest based on the LIBOR rate. Should the Company exercise this option, the A Term Loan will bear interest at the LIBOR rate plus 250 basis points; the B Term Loan will bear interest at the LIBOR rate plus 300 basis points; and the revolving line of credit will bear interest at the LIBOR rate plus 250 basis points.

        If the Company does not exercise this option, the Credit Facility will bear interest based on the Base Rate. The Base Rate under the Credit Facility is equal to the higher of (i) the federal funds rate plus 50 basis points, or (ii) the Credit Agricole Indosuez prime lending rate. The A Term Loan bears interest at the Base Rate plus 100 basis points, the B Term Loan bears interest at the Base Rate plus 150 basis points, and the revolving line of credit bears interest at the Base Rate plus 100 basis points. The revolving line of credit will be used for working capital and other general corporate purposes.

        At the closing, the Company utilized $50 million of proceeds from the A Term Loan and B Term Loan to fund the acquisition of the product lines referred to above, to repay the outstanding balance under its previous credit facility, and to provide funds for general corporate purposes. In connection with the repayment of its previous credit facility, the Company intends to take an extraordinary, non-cash charge in the fourth quarter of approximately $1.4 million (net of income tax effect), or approximately $0.33 per share, related to the unamortized financing costs of the previous credit facility.

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        The Credit Facility is secured by the Company's assets and the stock and the assets of the Company's subsidiaries. The Credit Facility also is guaranteed by the Company's subsidiaries. The Credit Facility contains certain provisions that, among other things, will require the Company to comply with certain financial ratio requirements and will limit the ability of the Company and its
subsidiaries  to  make  certain  capital   expenditures,   to  incur  additional
indebtedness, to sell assets, to engage in certain mergers or consolidations, or to declare dividends.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

        As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the financial statements required by this Item 7(a). Such financial statements shall be filed by amendment to this Form 8-K no later than February 23, 1997, in accordance with Item 7(a)(4) of Form 8-K.

(b)  PRO FORMA FINANCIAL INFORMATION.

        As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Registrant to provide the pro forma financial information required by this Item 7(b). Such financial statements shall be filed by amendment to this Form 8-K no later than February 23, 1997, in accordance with
Item 7(b) of Form 8-K.

(c)  EXHIBITS.

   EXHIBIT NO.                  DESCRIPTION OF EXHIBIT
   -----------                  ----------------------

     10.19  Asset  Purchase  Agreement  dated as of  October  31,  1997 among
            Styling  Technology  Corporation,   Inverness  Corporation,   and
            Inverness (UK) Limited.

     10.20  Transition and  Manufacturing  Agreement dated as of December 10,
            1997  between  Styling   Technology   Corporation  and  Inverness
            Corporation.

     10.21 Credit Agreement dated as of December 10, 1997 among Styling Technology Corporation and Credit Agricole Indosuez, New York branch, as agent and the lending institutions listed therein.

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 24, 1997              STYLING TECHNOLOGY CORPORATION

                               By: /s/ Richard R. Ross
                               -------------------------------------------------
                               Richard R. Ross
                               Chief Financial Officer, Secretary, and Treasurer

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